Exhibit 10.2
CAREDX, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Most Recently Amended and Restated Effective as of June 13, 2025

CareDx, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such term in the Company’s 2024 Equity Incentive Plan (the “Plan”), or, as applicable, any Equity Incentive Plan that succeeds the Plan and is adopted by the Company after 2024 (the “Successor Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.Retainers

BOARD MEMBERSHIP
Chairperson of Board:	$100,000	Annual Retainer
Outside Directors (other than Chairperson):	$ 50,000	Annual Retainer
AUDIT & FINANCE COMMITTEE
Annual compensation for Audit & Finance Committee members is as follows:
Chairperson of Committee:	$20,000	Annual Retainer
Committee Members (other than Chairperson)	$10,000	Annual Retainer
COMPENSATION & HUMAN CAPITAL COMMITTEE
Annual compensation for the Compensation & Human Capital Committee is as follows:
Chairperson of Committee:	$15,000	Annual Retainer
Committee Members (other than Chairperson)	$ 7,500	Annual Retainer
GOVERNANCE & NOMINATING COMMITTEE
Compensation for the Governance & Nominating Committee is as follows:
Chairperson of Committee:	$10,000	Annual Retainer
Committee Members (other than Chairperson):	$ 5,000	Annual Retainer
SCIENCE & TECHNOLOGY COMMITTEE
Compensation for the Science & Technology Committee is as follows:
Chairperson of Committee:	$10,000	Annual Retainer
Committee Members (other than Chairperson):	$ 5,000	Annual Retainer

Exhibit 10.2
Notwithstanding anything in this Policy to the contrary, the maximum cash compensation payable to any Outside Director in any fiscal year shall not exceed any maximum cash compensation permitted to be paid to an Outside Director under the Plan.

There are no per meeting attendance fees for attending Board, Audit & Finance Committee, Compensation & Human Capital Committee, Governance & Nominating Committee and/or Science & Technology Committee meetings.

Retainers (other than Chairperson retainers) will be paid quarterly in arrears on a prorated basis.

The retainers will be paid in shares of Company common stock (“Shares”) and/or in cash. Each Director can elect the ratio of Shares to cash for the payment of these retainers by notifying the Company in writing (with email notification being sufficient). Such elections will be effective commencing in the first quarter after the quarter in which they are made. For purposes of determining the payment of the retainer, Shares will be valued at the average closing price in the quarter for which the retainer is paid.

2.Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant, including the Successor Plan), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)Appointment Awards. Subject to Section 3(d) of the Plan, or any similar limitation in the Successor Plan, upon an Outside Director’s appointment to the Board, such Outside Director automatically will be granted Restricted Stock Units having a grant date fair value of $400,000, rounded down to the nearest whole share (the “Appointment Award”). Subject to Section 5 below and Section 6 of the Plan or any similar limitation in the Successor Plan, each Appointment Award will vest in three (3) substantially equal, annual installments beginning with the first annual anniversary after the grant date. Each Appointment Award will vest fully immediately prior to the consummation of a Change in Control (as defined in the Plan or the Successor Plan), in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date or immediately prior to the consummation of a Change in Control, as applicable.

(c)Annual Awards. Subject to Section 3(d) of the Plan, or any similar limitation in the Successor Plan, on the first business day after each Annual Meeting of the Company’s stockholders (the “Annual Meeting”), each Outside Director will automatically be granted Restricted Stock Units having a grant date fair value of $225,000, rounded down to the nearest whole share (the “Annual Award”). Subject to Section 5 below and Section 6 of the Plan or any similar limitation in the Successor Plan, each Annual Award will vest in one (1) installment on the earlier of the one year anniversary of the grant date and the day immediately before the first Annual Meeting that occurs after the grant date. Each Annual Award will vest fully immediately prior to the consummation of a Change in Control (as defined in the Plan or the Successor Plan), in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date or immediately prior to the consummation of a Change in Control, as applicable.

(d)Prior Grants. All Awards granted to Outside Directors prior to the effective date of this Policy shall be governed by the terms of the predecessor to this Policy that was in place at the time such Award was granted.

Exhibit 10.2
3.Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.Additional Provisions

All provisions of the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), the Plan or the Successor Plan (as applicable) not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Board or a committee thereof having the authority to administer the 2014 Plan, the Plan or the Successor Plan (as applicable), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.Revisions

The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.